Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS 3Q RESULTS - FUZEON® UNIT SALES UP 11%

DURHAM, N.C., October 21, 2004 – Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the third quarter ended September 30, 2004. For the third quarter of 2004, the Company reported a net loss of $8.3 million, or ($0.38) per share, compared with a net loss of $16.6 million ($0.77) per share in the third quarter of 2003 and a net loss of $16.2 million ($0.75) per share in the second quarter of 2004.

The decrease in net loss for the quarter compared to the third quarter of 2003 is primarily due to Trimeris’ share of the gross profit from the sale of FUZEON, increased royalties from the sale of FUZEON outside the U.S. and Canada, decreased sales and marketing expenses as a result of the marketing cap, and decreases in development expenses related to T-1249 and FUZEON. Cash and cash equivalents and short-term investments totaled $58.9 million at September 30, 2004.

Total U.S. and Canada unit sales of FUZEON recorded by Roche, our collaborative partner, increased 11% to 14,600 kits in the third quarter compared to 13,200 kits in the second quarter after excluding our estimate of an increase in sales attributable to pipeline fill during the second quarter. Net sales of FUZEON recorded by Roche, were $21.1 million in the U.S. and Canada during the third quarter of 2004, compared to $24.4 million during the second quarter. Excluding an estimated $4.5 million in sales attributable to pipeline fill, net sales in the U.S and Canada were $21.1 million in the third quarter compared to $19.9 million in the second quarter. Net sales outside the U.S. and Canada recorded by Roche were $13.1 million during the third quarter of 2004, compared to $12.1 million during the second quarter of 2004.

For the nine month period ended September 30, net sales of FUZEON recorded by Roche, in the U.S. and Canada were $61.5 million in 2004, compared to $15.1 million during the same period in 2003. Net sales outside the U.S. and Canada recorded by Roche were $33.9 million for the nine months ended September 30, 2004, compared to $3.5 million for the same period in 2003.

“This quarter marks the fifth consecutive quarter of double digit unit sales growth after taking into account the expansion in our distribution channel. We are encouraged by this trend and remain confident that ongoing efforts to facilitate expanded usage and improve patient adherence will meet with success,” said Steven D. Skolsky, Chief Executive Officer of Trimeris.

“The full approval of FUZEON, in October 2004, by the US Food and Drug Administration, marks an important milestone. This event, coupled with the ongoing emergence of new clinical data, heightens our excitement for the unique role that FUZEON can play in the successful management of HIV,” added Mr.Skolsky.

A live webcast of our conference call on October 21 at 6:00 p.m. Eastern Time will be available at http://www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European

Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Milestone revenue	$546	$989	$1,606	$1,975
Royalty revenue	1,207	234	3,117	321

Total revenue	1,753	1,223	4,723	2,296

Operating expenses:

Collaboration loss**	2,280	5,231	14,676	15,446

Research and development:
Non-cash compensation*	109	(125)	56	18
Other research and development	5,360	10,850	17,042	31,227

Total research and development expense	5,469	10,725	17,098	31,245

General and administrative:
Non-cash compensation*	146	122	158	767
Other general and administrative	2,344	2,088	7,828	6,655

Total general and administrative expense	2,490	2,210	7,986	7,422

Total operating expenses	10,239	18,166	39,760	54,113

Operating loss	(8,486)	(16,943)	(35,037)	(51,817)

Other income (expense)
Interest income	254	323	714	1,243
Interest expense	(43)	(9)	(48)	(35)

	211	314	666	1,208

Net loss	$(8,275)	$(16,629)	$(34,371)	$(50,609)

Basic and diluted net loss per share	$(0.38)	$(0.77)	$(1.59)	$(2.36)

Weighted average shares outstanding	21,617	21,513	21,603	21,436

*	Non cash compensation represents non-cash charges or credits related to stock options granted to employees and non-employees, and amortization of expense related to restricted stock grants to employees.
**	Collaboration loss represents our 50% share of the net operating loss from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales, which are recorded by Roche, less cost of goods (gross margin), less selling and marketing expenses. Selling, marketing and other expenses exceeded the gross margin from FUZEON sales in the three and nine months ended September 30, 2003 and 2004, resulting in a net operating loss.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	September 30, 2004 (unaudited)	December 31, 2003
Assets
Cash, cash equivalents and short-term investments	$58,941	$92,198
Other current assets	390	2,106

Total current assets	59,331	94,304
Property, furniture and equipment – net	2,428	2,578
Total other assets	5,961	1,718

Total assets	$67,720	$98,600

Liabilities and Stockholders’ Equity
Total current liabilities	$10,911	$18,563
Accrued marketing costs	9,621	—
Deferred revenue	12,282	11,369

Total liabilities	32,814	29,932
Commitments and contingencies

Total stockholders’ equity	34,906	68,668

Total liabilities and stockholders’ equity	$67,720	$98,600

Fuzeon Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended
	September 30, 2004	June 30, 2004
United States and Canada	$21.1	$24.4
Rest of World	13.1	12.1

Worldwide Total	$34.2	$36.5